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                                                                  Exhibit 5

                                                            (212) 603-6780




                                             New York, New York
                                             June 5, 1997


          Advanced Mammography Systems, Inc.
          46 Jonspin Road
          Wilmington, MA  01887


          Gentlemen:

                    We have acted as counsel to Advanced Mammography Systems, Inc., a Delaware corporation ("the Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") in accordance with General Instruction IV. of Form S-3 and pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 1,070,812 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company. We are aware that the Shares consist of (i) 203,252 shares presently outstanding (the "Outstanding Shares") and (ii) 867,560 shares (the "Warrant Shares") issuable upon exercise of certain warrants (the "Warrants") of the Company, which were issued pursuant to a Private Placement Agreement, a Funding Agreement and a Distributor Agreement (the "Agreements").

                    For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Agreements; (iii) the Warrants; (iv) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (v) resolutions adopted by the Board of Directors of the Company relating to the approval of the Agreements; and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

                    (1) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

                    (2) The Board of Directors of the Company has taken such action as may be necessary to authorize the Agreements, the issuance of the Warrants in accordance with the terms of the respective Agreements and the issuance of the Shares in accordance with the terms of the respective Warrants;

                    (3) The Outstanding Shares are duly authorized and validly issued, and fully paid and non-assessable shares of the Company; and

                    (4) The Warrant Shares will be duly authorized and validly issued, and fully paid and non-assessable upon their issuance if the Warrants shall have been properly exercised and the exercise price shall have been paid in accordance with the terms of the respective Warrants.

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

                                                  Very truly yours,


                                                  /s/ Reid & Priest LLP